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1 Becton Drive
Franklin Lakes, NJ 07417
www.bd.com



News Release                                            [BECTON, DICKINSON LOGO]


Contact:
Charles Borgognoni, Corporate Communications - 201-847-6651
Patricia Spinella, Investor Relations - 201-847-5453


                BD BOARD DECLARES DIVIDEND INCREASE OF 50%


Franklin Lakes, NJ (November 24, 2003) -- The Board of Directors of BD (Becton, Dickinson and Company) (NYSE:BDX) has declared a quarterly dividend of 15 cents per common share, an increase of 50% from the previous quarter. The dividend will be payable on January 2, 2004 to holders of record on December 12, 2003. The current annual dividend rate is 60 cents per share, a rise of 50% from a year ago.

"The dividend increase reflects the Company's sustained strong performance and cash flow, as well as the confidence we have in our business moving forward," said Edward J. Ludwig, BD Chairman, President and Chief Executive Officer. "We are especially pleased that these achievements continue to create enhanced value for our shareholders."

BD is a medical technology company that serves healthcare institutions, life science researchers, clinical laboratories, industry and the general public. BD manufactures and sells a broad range of medical supplies, devices, laboratory equipment and diagnostic products. For the fiscal year ended September 30, 2003, BD reported total revenues of $4.528 billion.

                                  * * *

This press release may contain certain forward-looking statements (as defined under Federal securities laws) regarding BD's performance, including future revenues, products and income, or events or developments that BD expects to occur or anticipates occurring in the future. All such statements are based upon current expectations of BD and involve a number of business risks and uncertainties. Actual results could vary materially from anticipated results described, implied or projected in any forward-looking statement. Factors that could cause actual results to vary materially from any forward-looking statement include, but are not limited to: competitive factors; pricing and market share pressures; uncertainties of litigation; BD's ability to achieve sales and earnings forecasts, which are based on sales volume and product mix assumptions, to achieve its cost savings objectives, and to achieve anticipated synergies and other cost savings in connection with acquisitions; changes in regional, national or foreign economic conditions; increases in energy costs;
fluctuations in costs and availability of raw materials and in BD's ability to maintain favorable supplier arrangements and relationships; changes in interest or foreign currency exchange rates; delays in product introductions; and changes in health care or other governmental regulation, as well as other factors discussed in this press release and in BD's filings with the Securities and Exchange Commission. We do not intend to update any forward-looking statements.